[EXHIBIT 16.1]

[LOGO]    Grassano                            900 NORTH FEDERAL HIGHWAY
       Accounting, P.A.                                       SUITE 160
                                          BOCA RATON, FLORIDA 33432-2754
  Certified Public Accountants &                    TEL: (561) 395-0330
      Business Consultants                          FAX: (561) 395-2081
                                      E-MAIL: firm@grassanoaccounting.com

    www.grassanoaccounting.com                  N. RICHARD GRASSANO, CPA
                                               (FL-NJ)



June 11, 2003

Board of Directors
RAM Venture Holdings Corp.
3040 East Commercial Blvd.
Fort Lauderdale, FL 33308


     Re:  Resignation Letter


Dear Board of Directors:

As of the date of this letter, we hereby resign as auditors for RAM Venture Holdings Corp. We are resigning from engagement because we are no longer able to provide the services that the Company requires.

For the audits that we performed (of the financial statements for the years ended December 31, 2001 and 2002), we issued unqualified opinions. The Company's management has always supplied us with all necessary information, and we have been able to rely on all of management's representations. There have been no scope limitations, and the internal controls have been adequate for the Company's management to develop reliable financial statements. The Company's management also has never disagreed with any of our adjustments or recommendations.

Sincerely,

/s/N. Richard Grassano

N. Richard Grassano
President








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